Exhibit 11.1

Nexen Inc.

Statement re: Computation of Earnings per Share - U.S. GAAP

For the Year Ended December 31, 2009

(Amounts in Cdn $ millions, except shares and per share amounts)

	2009					2008	2007
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Annual	Annual	Annual

Net income available to common stockholders (U.S. GAAP)	$156	($12)	$175	$188	$507	$1,704	$1,012

Basic
Weighted average number of common shares outstanding (thousands)	520.2	521.2	521.7	522.7	521.4	526.1	527.1

Basic earnings per share	$0.30	($0.02)	$0.34	$0.36	$0.97	$3.24	$1.92

Diluted
Weighted average number of common shares outstanding (thousands)	520.2	521.2	521.7	522.7	521.4	526.1	527.1

Net additional shares issuable pursuant to stock options (thousands):
Issuable on exercise	7.6	—	10.3	7.5	10.1	18.8	26.6
Re-purchasable from proceeds	(5.1)	—	(7.0)	(5.2)	(7.0)	(12.7)	(15.7)

Net dilutive effect of stock options (thousands)	2.5	—	3.3	2.3	3.1	6.1	10.9

Adjusted number of common shares (thousands)	522.7	521.2	525.0	525.0	524.5	532.2	538.0

Diluted earnings per share	$0.30	($0.02)	$0.33	$0.36	$0.97	$3.20	$1.88